UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2015 (April 7, 2015)

TWINLAB CONSOLIDATED HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55181	46-3951742
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

632 Broadway, Suite 201, New York, NY		10012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 651-8500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2015, Twinlab Consolidated Holdings, Inc. (the “Company”) and Twinlab Consolidation Corporation (“TCC”), a wholly-owned subsidiary of the Company, as co-tenants, entered into an Office Lease Agreement (the “Lease”) with First Central Tower, Limited Partnership (“Landlord”) for premises in the building located at 360 Central Avenue, St. Petersburg, Florida (“Building”). The Company and TCC are collectively referred to herein as “Twinlab”. The term of the Lease is for twelve (12) years, commencing on May 1, 2015 and ending on April 30, 2027. Twinlab has options to extend the term of the Lease for two (2) additional periods of five (5) years each and certain rights of first offer and rights of first refusal to lease additional space at the Building. Upon delivery of the leased premises by Landlord, the Company and TCC will establish a new corporate headquarters in St. Petersburg, which shall be the companies’ principal offices.

Twinlab is initially leasing the fifth (5th) floor of the Building (the “Initial Premises”). Pursuant to the terms of the Lease, Twinlab is required to expand the Initial Premises to include the sixth (6th) floor of the Building (the “First Expansion Premises”) between February 1, 2016 and October 31, 2016, upon notice to Landlord and provided that Landlord is not obligated to deliver the First Expansion Premises unless the Company then has a traded market capitalization of $50 million or more for the immediately preceding thirty (30) days prior to the date of Twinlab’s exercise notice (the “Market Cap Test”).

Annual Base Rent commences on May 1, 2016 at $344,160 per annum, with annual increases of three percent (3%) per year. In addition to Annual Base Rent, Twinlab is obligated to pay its proportionate share of increases in the Building’s Operating Expenses and Taxes (as such terms are defined in the Lease) over the Building’s Operating Expenses and Taxes incurred by Landlord during calendar year 2015. The Lease provides for one year of free rent ($344,160) beginning on the May 1, 2015 commencement date.

Landlord has agreed to construct the Initial Premises and the First Expansion Premises pursuant to mutually acceptable plans and specifications, and will contribute $764,800 toward the cost of construction for the Initial Premises and $764,800 toward the cost of construction for the First Expansion Premises. Landlord is also providing Twinlab with a moving allowance of $152,960.

The aggregate amount of Annual Base rent to be paid over the term of the Lease is $4,466,432 for the Initial Premises (plus the above-described proportionate share of annual Operating Expenses and Taxes). In the event that Twinlab leases the First Expansion Premises, Annual Base Rent for the First Expansion Premises will be paid at the same rental rate payable for the Initial Premises and, if leased by Twinlab at the earliest date available under the Lease, will result in additional payments of up to approximately $4,552,472 (plus the above-described proportionate share of annual Operating Expenses and Taxes) over the term of the Lease.

The Lease requires Twinlab to deposit a $1 million security deposit with Landlord, which is payable in the form of cash or a letter of credit no later than July 1, 2015. If on May 1, 2018 (or on any subsequent May 1st during the term of the Lease), the Company satisfies the Market Cap Test, Landlord is required to return the entire security deposit to Twinlab.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2015	TWINLAB CONSOLIDATED HOLDINGS, INC.

	By:	/s/ Thomas A. Tolworthy
Thomas A. Tolworthy
President and Chief Executive Officer